EXHIBIT 99.1

PRESS RELEASE

Date:	October 20, 2005

CONTACTS:

David P. Kershaw	Joseph M. Russo
Executive Vice President &	Senior Vice President
Chief Financial Officer	Marketing and Investor Relations
315-475-4478	315-475-6710

Alliance Financial Reports Third Quarter Earnings

SYRACUSE, NEW YORK {October 20, 2005}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., announced today that earnings for the quarter ended September 30, 2005 were $0.54 per share on a fully diluted basis compared with $0.56 reported for the third quarter of 2004. The Company’s 2005 third quarter net income of $1.98 million was 2% less than reported for the 2004 third quarter. Net income for 2005’s third quarter expressed as an annualized rate of return on average assets and average common shareholder’s equity was 0.82% and 11.23%, respectively, compared with 0.94% and 12.18%, respectively, for the third quarter of 2004.

For the first three quarters of 2005, diluted earnings per share were $1.57 up from $1.56 for the comparable 2004 period, while net income for the nine months ended September 30, 2005 was $5.74 million, up from $5.66 million reported for the same period a year earlier. For the nine-month period ended September 30, 2005, the return on average assets and average common shareholder’s equity was 0.82% and 11.01%, respectively, compared with 0.88% and 11.28%, respectively, in the corresponding 2004 period.

“The accretive impact of our February, ‘05 acquisition of a portion of HSBC’s personal trust portfolio has increased our non-interest income and reduced the degree of our reliance on net interest income,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “The challenge for Alliance Bank is to pursue growth in an environment where short-term rates are rising and intermediate to long-term rates are static, creating a flattened yield curve and narrower margins. We will continue to expand our loan and deposit customer base by acquiring customers through price-competitive initiatives and leveraging them to create broader, more profitable, longer-term relationships. The success of this approach is evident from the 24% loan growth and the 16% deposit growth rates that we have achieved over the 12-month period ended September 30, 2005. Supporting this growth strategy has been the successful build out of our branch network in Central New York. During the past week, we opened two new Syracuse area locations, increasing our number of branches to 21. In the midst of this growth we have maintained very strong credit quality.”

“In addition, we have initiated a cost-control discipline based on the achievement of efficiencies within our organization and operation, and we have placed an emphasis on the generation of increased non-interest income,” said Webb.

“Finally,” he said, “recognizing the ability of our Trust and Investment and Commercial Leasing businesses to grow beyond the limits of our branch infrastructure, we have penetrated trust and leasing markets in other parts of New York State, well beyond our banking footprint.”

Year-over-year third quarter net interest income declined $253 thousand, or 3.6%, primarily impacted by rising short-term market interest rates that pushed up the bank’s cost of funds on a large percentage of its interest-bearing liabilities that had short-term maturity or variable interest rate characteristics. With intermediate and longer term market interest rates over the past twelve months rising much less or little at all, yields on the bank’s loan, lease, and investment portfolios have seen much less or no benefit. As a result, for the comparable third quarters the average tax-equivalent yield on earning assets rose 26 basis points while the average cost of interest-bearing liabilities was up 85 basis points. The 2005 third quarter tax-equivalent net interest margin was 3.16%, down from 3.66% for the same period a year ago. For the comparable periods average earning assets increased $105 million, or 13%. Average net loans and leases were $611 million in the recent quarter, $109 million, or 21.6%, higher than the third quarter of 2004, with the average yield increasing 35 basis points over the comparable periods. Growth was primarily attributable to a 39% increase in average indirect auto loans and a 656% increase in average commercial leases. Average investment securities for the comparable periods declined 3.5%, while the average investment portfolio yield fell 10 basis points. Average interest-bearing liabilities were $806 million in the 2005 third quarter, up $97 million, or 13.7%, compared with the same quarter last year. Growth in interest-bearing deposits was $79 million, or 14.1%, for the comparable periods, with the average rate paid rising 68 basis points. Average borrowings for the 2005 third quarter were $170 million, up 12.2% compared to the 2004 third quarter. The average rate paid on borrowings in the recent quarter was up 146 basis points over the 2004 third quarter reflecting the shorter-term re-pricing characteristics of the borrowings.

The Company’s evaluation of the adequacy of the level of the Allowance for Loan and Lease Losses during the 2005 third quarter resulted in continued strong loan quality indicators. Non-performing loans and leases at September 30, 2005 were 0.32% of total loans and leases, up from 0.27% at June 30, 2005, but significantly lower than the 0.82% rate reported September 30, 2004. For the third quarter of 2005, the Company reported that net loan and lease losses as a percentage of average loans and leases were 0.07% compared to a loss rate of 0.13% in the third quarter of 2004. For the nine months ended September 30, 2005, net loan and lease losses as a percentage of average loans and leases was 0.02%, down from the 0.10% rate reported for the same period in 2004. Loan delinquency, as measured by the percentage of loans past due 30 days or more and non-accruing to total loans, also improved for the comparable quarters declining  from 1.64%  at quarter end a year ago to 1.11% at the end of the most recent quarter. Over the past twelve months, improvement in the quality of the loan and lease portfolio has reduced the allowance for loan and lease losses as a percentage of period-end loans and leases from 1.18% at September 30, 2004 to 0.82% at September 30, 2005. In connection with third quarter loan and lease growth (net of unearned income) of $49 million, or 8.5%, the Company recorded a provision for loan and lease loss expense of $125,000.

Non-interest income for the 2005 third quarter increased $1.3 million, or 54.4%, compared to last year’s third quarter, with the increase attributable to growth of $1.9 million, or 552% in trust revenues that were primarily associated with the February 2005 acquisition of a portion of the HSBC personal trust business. Income from service charges on deposit accounts was lower as rising market interest rates provided customers higher earning credit rates on deposit balances offsetting charges. In addition, income from the sale of mortgage loans declined on a lower volume of loans sold. Security gains taken in the 2004 third quarter were 12.9% of total non-interest income while there were no security gains or losses in the quarter just ended. Total operating expenses for the third quarter increased 14.7% compared to last year’s third quarter. Salary and benefit costs rose 15.7%, with more than 65% of the increase relating to growth associated with the trust acquisition and staffing associated with the commercial leasing business. Occupancy and equipment expense declined 2.9% for the comparable periods, with the decline attributable to lower depreciation expense associated with a lower level of leased assets. All other operating expenses increased 26.6%, with more than half of the increase related to costs associated with servicing the growth in the trust business including the amortization expense associated with the purchase. An increase in marketing expense related to promotions associated with third quarter growth in loans and deposits as well as plans for early fourth quarter new branch openings.

As of September 30, 2005, total assets were $981 million, increasing $97 million, or 11%, compared to September 30, 2004. For the twelve months ended September 30, 2005, loans and leases (net of unearned income) increased $122 million, or 24.1%, to a record $629 million. The growth was primarily attributable to commercial leases (net of unearned income) which increased $46 million and indirect auto loans which were up $52 million. Commercial loan growth was $13 million over the past 12 months. Investment securities declined $38 million, or 11.7% over the past twelve months to $287 million, while the Company reported an increase of nearly $10 million in intangible assets reflecting its purchase of the HSBC trust business. At September 30, 2005, deposits were a record $744 million, increasing $102 million, or 15.9%, since September 30, 2004. For the twelve months ended September 30, 2005, the Company reported an 8.5% increase in commercial deposits, a 14.8% rise in personal deposits, and a 31.7% increase in public funds deposits. The Company’s brokered deposits increased $5 million, or 8%, while other borrowings declined $9 million, or 5.3% during the last twelve months.

Shareholders equity at September 30, 2005 was $71.2 million, or 7.3% of assets. Shareholders equity  increased $2.3 million, or 3.3%, over the past twelve months, reflecting a $4.3 million addition of net income  after payment of  dividends,  $478,000  from the issuance of common stock in  connection with the exercise  of stock options and the issuance of restricted stock, offset in part by a $2.5 million decline in the market value (after tax) of the Company’s investment portfolio. On October 7, 2005, the Company paid its regular quarterly dividend of $0.21 per share.

For a copy of this release, including third quarter 2005 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with Alliance Bank, N.A. as a subsidiary, providing banking, commercial leasing, trust and investment services through 21 office locations in Cortland, Madison, Oneida and Onondaga counties. The Bank also operates a Trust Administrative Center in Buffalo, N.Y.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; (9) the possibility that the expansion of the Company’s trust business may fail to perform as currently anticipated; and (10) other factors detailed from time to time in the Company’s SEC filings.